UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Inter Parfums, Inc.

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Inter Parfums, Inc.

551 Fifth Avenue

New York, New York 10176

Notice of Annual Meeting of Shareholders

to be Held on September 14, 2018

To the Shareholders of Inter Parfums, Inc.:

The annual meeting of shareholders of Inter Parfums, Inc. (the “company”) will be held at the offices of the company, at 10:00 A.M., New York City Time, on September 14, 2018, at

Inter Parfums, Inc.

551 Fifth Avenue – 15th Floor

New York, NY 10176

Tel: 212.983.2640

for the following purposes:

1.	To elect a board of directors consisting of ten (10) members to hold office until our next annual meeting and until their successors are elected and qualified;

2.	To vote for the advisory resolution to approve executive compensation; and

3.	To consider and transact such other business as may properly come before the annual meeting or any adjournments of the annual meeting.

The board of directors has fixed the close of business on July 18, 2018 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments of the annual meeting. The list of shareholders entitled to vote at the annual meeting may be examined by any shareholder at our offices at 551 Fifth Avenue, New York, New York 10176, during the ten day period prior to September 14, 2018.

By Order of our Board of Directors

Dated: July 23, 2018	Michelle Habert, Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FILL IN, SIGN AND DATE THE PROXY SUBMITTED HEREWITH AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

Inter Parfums, Inc. Proxy Statement

Important Notice

Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on September 14, 2018

●       This proxy statement and the company’s annual report to shareholders for fiscal year ended December 31, 2017 are available at:

http://shareholdermaterial.com/IPAR

●       Accessing this website will not infringe upon your anonymity.

GENERAL

This proxy statement is furnished by the board of directors of our company, Inter Parfums, Inc., a Delaware corporation, with offices located at 551 Fifth Avenue, New York, New York 10176, in connection with the solicitation of proxies to be used at the annual meeting of our shareholders being held on September 14, 2018 and at any adjournments of the annual meeting. For purposes of this proxy statement, unless the context otherwise indicates, the terms the “company,” “us” or “our” refer to Inter Parfums, Inc.

This proxy statement will be mailed to shareholders beginning approximately August 3, 2018. If a proxy in the accompanying form is properly executed and returned, then the shares represented by the proxy will be voted as instructed on the proxy. Any shareholder giving a proxy may revoke it at any time before it is voted by providing written notice of revocation to the company’s Secretary or by a shareholder voting in person at the annual meeting.

All properly executed proxies received prior to the annual meeting will be voted at the annual meeting in accordance with the instructions marked on the proxy or as otherwise stated in the proxy. Unless instructions to the contrary are indicated, proxies will be voted

●	FOR the election of the ten (10) directors referred to in this proxy statement and

●	FOR the advisory resolution to approve executive compensation

In addition, the persons holding the proxies will consider and vote upon such other business as may properly come before the annual meeting or any adjournments of the annual meeting.

A copy of the company’s annual report for fiscal year ended December 31, 2017, which contains financial statements audited by the company’s independent registered public accounting firm, is being mailed to the company’s shareholders along with this proxy statement.

We will bear the cost of preparing, assembling and mailing this notice of meeting, proxy statement, proxy and the enclosed annual report, as well as maintaining our internet website where you can obtain copies of this proxy statement and annual report to shareholders. In addition to solicitation of the proxies by mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally or by telephone, telecopier or e-mail. We may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of our common stock. We will reimburse these persons for their expenses in forwarding soliciting material.

VOTING SECURITIES AND

PRINCIPAL HOLDERS THEREOF

Our board of directors fixed the close of business on July 18, 2018 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Only holders of our common stock on the record date will be able to vote at the annual meeting.

As of July 12, 2018, we had 31,320,273 shares of our common stock outstanding. Each share of our common stock will entitle the holder of such share to one vote. None of the company’s shareholders have cumulative voting rights. Holders of shares of our common stock are entitled to vote on all matters. We also have 1,000,000 authorized shares of preferred stock, $.001 par value per share, none of which are outstanding.

The holders of a majority of the total number of outstanding shares of our common stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the annual meeting. Properly executed proxies marked “abstain,” as well as proxies held in street name by brokers that are not voted on all proposals to come before the annual meeting (“broker non-votes”), will be considered “present” for purposes of determining whether a quorum has been achieved at the annual meeting.

The ten (10) nominees to our board of directors receiving the greatest number of votes cast at the annual meeting in person or by proxy shall be elected. Consequently, any shares of our common stock present in person or by proxy at the annual meeting, but not voted for any reason will have no impact in the election of our board of directors. With respect to the advisory proposal to approve the compensation of our named executive officers, the favorable vote of a majority of the shares of our common stock present or represented at the annual meeting is required for approval.

Other matters that may be submitted to our shareholders for a vote at the annual meeting, if any, will require the favorable vote of a majority of the shares of our common stock present or represented at the annual meeting for approval, unless we advise you otherwise. If any matter proposed at the annual meeting must receive a specific percentage of favorable votes for approval, then abstentions in respect of such proposal are treated as present and entitled to vote under Delaware, law and therefore such abstentions have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval.

Members of our management have been informed that Messrs. Jean Madar and Philippe Benacin, the beneficial owners of our two largest shareholders, have a verbal agreement or understanding to vote their shares in a like manner, and intend to vote in favor of all of the nominees for directors. Therefore, all of the nominees are all likely to be elected. Also, members of our management have been informed that Messrs. Jean Madar and Philippe Benacin intend to vote in favor of the proposal to approve executive compensation of our named executive officers, and therefore, it is likely that such proposal will be passed as recommended by our management.

We know of no business other than the proposals discussed above that will be presented for consideration at the annual meeting. If any other matter is properly presented, then it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

The following table sets forth information with respect to the beneficial ownership of our common stock by (a) each person we know to be the beneficial owner of more than 5% of our outstanding common stock, (b) our executive officers and directors and (c) all of our directors and officers as a group. Each of Messrs. Madar and Benacin own 99.99% of their respective personal holding companies. As of July 12, 2018, we had 31,320,273 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership[1]	Approximate Percent of Class
Jean Madar c/o Interparfums SA 4, Rond Point Des Champs Elysees 75008 Paris, France	7,155,548[2]	22.8%
Philippe Benacin c/o Interparfums SA 4, Rond Point Des Champs Elysees 75008 Paris, France	6,903,064 [3]	22.0%
Russell Greenberg c/o Inter Parfums, Inc. 551 Fifth Avenue New York, NY 10176	50,000[4]	Less than 1%
Philippe Santi Interparfums SA 4, Rond Point Des Champs Elysees 75008, Paris France	3,600 [5]	Less than 1%

1 All shares of common stock are directly held with sole voting power and sole power to dispose, unless otherwise stated. Options which are exercisable within 60 days are included in beneficial ownership calculations. Jean Madar, the Chairman of the Board and Chief Executive Officer of the Company and Philippe Benacin, the Vice Chairman of the Board and President of the Company, have a verbal agreement or understanding to vote the shares each beneficially owns in a like manner.

2 Consists of 66,207 shares held directly, 7,032,341 shares held indirectly through Jean Madar Holding SAS, a personal holding company, and options to purchase 57,000 shares.

3 Consists of 6,846,064 shares held indirectly through Philippe Benacin Holding SAS, a personal holding company, and options to purchase 57,000 shares.

4 Consists of shares of common stock underlying options.

5 Consists of shares of common stock underlying options.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership[1]	Approximate Percent of Class
Francois Heilbronn 60 Avenue de Breteuil 75007 Paris, France	32,563 [6]	Less than 1%
Robert Bensoussan c/o Sirius Equity LLP 52 Brook Street W1K 5DS London	11,000 [7]	Less than 1%
Patrick Choël 140 Rue de Grenelle 75007, Paris, France	2,250 [8]	Less than 1%
Michel Dyens Michel Dyens & Co. 17 Avenue Montaigne 75008 Paris, France	1,250[9]	Less than 1%
Veronique Gabai-Pinsky 200 East End Avenue New York NY 10128	500[10]	Less than 1%
Gilbert Harrison Harrison Group 745 Fifth Avenue, Suite 514 New York, NY 10151	-0-	Less than 1%
Frederic Garcia-Pelayo Interparfums SA 4, Rond Point Des Champs Elysees 75008, Paris France	3,600[11]	Less than 1%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055[12]	2,727,317	8.7%
The Vanguard Group[13] 100 Vanguard Blvd. Malvern, PA 19355	1,559,400	5.4%
All Directors and Officers (As a Group 11 Persons)	14,159,750 [14]	45.0%

6 Consists of 31,063 shares held directly and options to purchase 2,500 shares.

7 Consists of 3,500 shares held directly and options to purchase 2,500 shares.

8 Consists of 1,125 shares held directly and options to purchase 1,500 shares.

9 Consists of shares of common stock underlying options.

10 Consists of shares of common stock underlying options.

11 Consists of shares of common stock underlying options.

12 Information based upon Schedule 13G Amendment 2 of Blackrock, Inc. dated January 25, 2018 as filed with the Securities and Exchange Commission.

13 Information based upon with the Securities and Exchange Commission.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

The members of our board of directors are each elected with a plurality of votes cast in favor of their election for a one-year term or until their successors are elected and qualify. With the exception of Philippe Benacin, the officers are elected annually by the directors and serve at the discretion of the board of directors. There are no family relationships between executive officers or directors of our company.

In April 2018, the board of directors added Mr. Gilbert Harrison as a director. Mr. Harrison, together with the remaining nine (9) incumbent directors, Messrs. Jean Madar, Philippe Benacin, Russell Greenberg, Philippe Santi, Francois Heilbronn, Robert Bensoussan, Patrick Choel and Michel Dyens and Ms. Veronique Gabai-Pinsky, are all put forth as nominees for election to the board of directors.

Unless authority is withheld, the proxies in the accompanying form will be voted in favor of the election of the nominees named above as directors. Although all of the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable or unwilling to serve, then the shares represented by properly executed proxies will be voted at the discretion of the person named in the proxies for another person designated by our board of directors.

Board of Directors

Our board of directors has the responsibility for establishing broad corporate policies and for the overall performance of our Company. Although certain directors are not involved in day-to-day operating details, members of the board of directors are kept informed of our business by various reports and documents made available to them. Our board of directors held 15 meetings (or executed consents in lieu thereof), including meetings of committees of the full board of directors during 2017, and all of the directors attended at least 75% of the meetings (or executed consents in lieu thereof) of the full board of directors and committees of which they were a member. Our board of directors presently consists of ten (10) directors.

We have adopted a Code of Business Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, as well as other persons performing similar functions, and we agree to provide to any person without charge, upon request, a copy of our Code of Business Conduct. Any person who requests a copy of our Code of Business Conduct should provide their name and address in writing to: Inter Parfums, Inc., 551 Fifth Avenue, New York, NY 10176, Att.: Shareholder Relations. In addition, our Code of Conduct is also maintained on our website, at www.interparfumsinc.com.

14 Consists of 13,980,300 shares held directly or indirectly, and options to purchase 179,450 shares.

During 2017, our board of directors had the following standing committees:

●	Audit Committee – The Audit Committee has the sole authority and is directly responsible for, the appointment, compensation and oversight of the work of the independent accountants employed by our company which prepare or issue audit reports for our company. During 2017, the Audit Committee consisted of Messrs. Heilbronn, Jean Levy and Choël, until Mr. Levy retired in September 2017, when he was replaced by Ms. Gabai-Pinsky. The charter of the Audit Committee is posted on our company’s website.

The company does not have an “audit committee financial expert” within the definition of the applicable Securities and Exchange Commission rules. First, finding qualified nominees to serve as a director of a public company without substantial financial resources has been challenging. Second, despite the applicable Securities and Exchange Commission rule which states that being named as the audit committee financial expert does not impose any greater duty, obligation or liability, our company has been met with resistance from both present and former directors to being named as such, primarily due to potential additional personal liability. However, as the result of the background, education and experience of the members of the Audit Committee, our board of directors believes that such committee members are fully qualified to fulfill their obligations as members of the Audit Committee.

●	Executive Compensation and Stock Option Committee – The Executive Compensation and Stock Option Committee oversees the compensation of our company’s executives and administers our company’s stock option plans. During 2017, the members of such committee consisted of Messrs. Heilbronn, Jean Levy and Choël, until Mr. Levy retired in September 2017, when he was replaced by Ms. Gabai-Pinsky. The charter of the Executive Compensation and Stock Option Committee is posted on our company’s website.

●	Nominating Committee – During 2017, the members of such committee consisted of Messrs. Heilbronn, Jean Levy and Choël, until Mr. Levy retired in September 2017, when he was replaced by Ms. Gabai-Pinsky. The purpose of the Nominating Committee is to determine and recommend qualified persons to the Board of Directors who will be put forth as management’s slate of directors for vote of the Corporation’s stockholders, as well as to fill vacancies in the Board of Directors. The charter of the Nominating Committee is posted on our company’s website.

In January 2018 our board of directors adopted a board diversity policy, which provides that the selection of candidates for appointment to our board will be based on an overriding emphasis on merit, but the Nominating Committee will seek to fill board vacancies by considering candidates that bring a diversity of background and industry or related expertise to our board. The Nominating Committee is to consider an appropriate level of diversity having regard for factors such as skills, business and other experience, education, gender, age, ethnicity and geographic location. A copy of the board diversity policy is posted on our company’s website.

Director Independence

The following are our directors who are “independent directors” within the applicable rules of The Nasdaq Stock Market:

Francois Heilbronn

Robert Bensoussan

Patrick Choël

Michel Dyens

Veronique Gabai-Pinsky

Gilbert Harrison

We follow and comply with the independent director definitions as provided by The Nasdaq Stock Market rules in determining the independence of our directors, which are posted on our company’s website. In addition, such rules are also available on The Nasdaq Stock Market’s website. In addition, The Nasdaq Stock Market maintains more stringent rules relating to director independence for the members of our Audit Committee, and the members of our Audit Committee, Messrs. Heilbronn and Choël, as well as Ms. Gabai-Pinsky, are independent within the meaning of those rules.

Board Leadership Structure and Risk Management

For more than the past ten (10) years, Jean Madar has held the positions of Chairman of the Board of Directors and Chief Executive Officer of our company. Almost since inception, Mr. Madar has been allocated the responsibility of overseeing our United States operations and the operation of Inter Parfums, Inc., as a public company. Philippe Benacin, as Chief Executive Officer of Interparfums SA, has been allocated the responsibility of overseeing our European operations and its operation as a public company in France. In addition, Mr. Benacin is also the Vice Chairman of the Board of Directors of our company. Our board of directors is comfortable with this approach, as the two largest stockholders of our company are also directly responsible for the operations of our company’s two operating segments. Accordingly, our board of directors does not have a “Lead Director,” a non-management director who controls the meetings of our board of directors.

Our board of directors manages risk by (i) review of period operating reports and discussions with management; (ii) approval of executive compensation incentive plans through its committee, the Executive Compensation and Stock Option Committee; (iii) approval of related party transactions through its committee, the Audit Committee; and (iv) approval of material transactions not in the ordinary course of business. Since our inception, we have never been the subject of any material product liability claims, and we have had no recent material property damage claims.

Further, we periodically enter into foreign currency forward exchange contracts to hedge exposure related to receivables denominated in a foreign currency and to manage risks related to future sales expected to be denominated in a foreign currency. We enter into these exchange contracts for periods consistent with our identified exposures. The purpose of the hedging activities is to minimize the effect of foreign exchange rate movements on the receivables and cash flows of Interparfums SA, our French subsidiary, whose functional currency is the Euro. All foreign currency contracts are denominated in currencies of major industrial countries and are with large financial institutions, which are rated as strong investment grade.

In addition, we mitigate interest rate risk by continually monitoring interest rates, and then determining whether fixed interest rates should be swapped for floating rate debt, or if floating rate debt should be swapped for fixed rate debt.

Business Experience

The following sets forth biographical information as to the business experience of the directors of our Company for at least the past five years.

Jean Madar

Jean Madar, age 57, a Director, has been the Chairman of the Board since our company’s inception, and is a co-founder of our company with Mr. Philippe Benacin. From inception until December 1993 he was the President of our company; in January 1994, he became Director General of Interparfums SA, our company’s subsidiary; and in January 1997, he became Chief Executive Officer of our company. Mr. Madar was previously the managing director of Interparfums SA, from September 1983 until June 1985. At such subsidiary, he had the responsibility of overseeing the marketing operations of its foreign distribution, including market research analysis and actual marketing campaigns. Mr. Madar graduated from The French University for Economic and Commercial Sciences (ESSEC) in 1983. We believe that Mr. Madar’s skills in guiding, leading and determining the strategic direction of our company since its inception together with Mr. Benacin, in addition to his contacts in the fragrance and cosmetic industry, render him qualified to serve as a member of our board of directors.

Philippe Benacin

Mr. Benacin, age 59, a Director, is President of our Company and the Chief Executive Officer of Interparfums SA, has been the Vice Chairman of the Board since September 1991, and is a co-founder of our company with Mr. Madar. He was elected the Executive Vice President in September 1991, Senior Vice President in April 1993, and President of the Company in January 1994. In addition, he has been the Chief Executive Officer of Interparfums SA for more than the past five years. Mr. Benacin graduated from The French University for Economic and Commercial Sciences (ESSEC) in 1983. In June 2014 Mr. Benacin was elected as a member of the Supervisory Board of Vivendi, and Chairman of its Corporate Governance, Nominations and Remuneration Committee. We believe that Mr. Benacin’s skills in guiding, leading and determining the strategic direction of our company since its inception together with Mr. Madar, in addition to his contacts in the fragrance and cosmetic industry, render him qualified to serve as a member of our board of directors.

Russell Greenberg

Mr. Greenberg, age 61, the Chief Financial Officer, was Vice-President, Finance when he joined the Company in June 1992; became Executive Vice President in April 1993; and was appointed to our board of directors in February 1995. He is a certified public accountant licensed in the State of New York, and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. After graduating from The Ohio State University in 1980, he was employed in public accounting until he joined our company in June 1992. We believe that Mr. Greenberg’s skills in accounting and tax, as well as his knowledge of the fragrance industry and our Company’s operations, render him qualified to serve as a member of our board of directors.

Philippe Santi

Philippe Santi, age 56 and a Director since December 1999, is the Executive Vice President and Chief Financial Officer of Interparfums SA. Mr. Santi, who is a Certified Accountant and Statutory Auditor in France, has been the Chief Financial Officer of Interparfums SA since February 1995. Prior to February 1995, Mr. Santi was the Chief Financial Officer for Stryker France and an Audit Manager for Ernst and Young. We believe that Mr. Santi’s skills in accounting and tax, as well as his knowledge of the fragrance industry and our Company’s European operations, render him qualified to serve as a member of our board of directors.

Francois Heilbronn

Mr. Heilbronn, age 57, a Director since 1988, an independent director and a member of the Audit Committee, Nominating Committee and the Executive Compensation and Stock Option Committee, is a graduate of Harvard Business School with a Master of Business Administration degree and is currently the managing partner of the consulting firm of M.M. Friedrich, Heilbronn & Fiszer. He was formerly employed by The Boston Consulting Group, Inc. from 1988 through 1992 as a manager. Mr. Heilbronn graduated from Institut d’ Etudes Politiques de Paris in June 1983. From 1984 to 1986, he worked as a financial analyst for Lazard Freres & Co. In addition, during 2009, Mr. Heilbronn became an Associate Professor in Business Strategy at Sciences Po, Paris, France. As the result of his business and financial acumen, as well as his experience as managing partner of a business consulting firm in the area of mergers and acquisitions of large international companies in retail, consumer goods and consumer services throughout the world, we believe Mr. Heilbronn is qualified to serve as a member of our board of directors.

Robert Bensoussan

Robert Bensoussan, age 59, has been a Director since March 1997, and also is an independent director. Mr. Bensoussan is the co-founder of Sirius Equity, a retail and branded luxury goods investment company. Since 2008, Sirius has invested in UK shoe and clothing retailer LK Bennett, Italian sportswear retailer and wholesaler Jeckerson Spa and feelunique.com, Europe’s largest online beauty retailer. Mr. Bensoussan served previously as Executive Chairman and CEO of LK Bennett and is now Non-Executive Chairman. He has also acted as the Non-Executive Chairman of Jerkerson Spa since May 2008 and of feelunique.com since December 2012. Mr. Bensoussan is a board member of lululemon athletica inc. He is also a member of three private Boards, including Men’s retailer Celio International (Belgium), Zen Cars (Belgium), an electric car rental company, and Eaglemoss Ltd. (UK) a part-works publisher. Previously Mr. Bensoussan was as director of, and had an indirect ownership interest J. Choo Limited until July 2011, and CEO (from 2001 to 2007) and a member of the Board of Jimmy Choo Ltd (from 2001 to 2011), a privately held luxury shoe wholesaler and retailer. We believe Mr. Bensoussan is qualified to serve as a member of our board of directors due to his business and financial acumen, as well as his experience in the retail and branded luxury goods market.

Patrick Choël

Mr. Choël, age 74, was appointed to the board of directors in June 2006 as an independent director, and is a member of the Audit Committee, Nominating Committee and the Executive Compensation and Stock Option Committee. Mr. Choël is a director of our majority-owned subsidiary, Interparfums SA, a publicly held company, and Christian Dior and Guerlain, both privately held companies. He is also the manager of Université 82, a business consultant and advisor. For approximately 10 years, through March 2004, Mr. Choël was the President and CEO of two divisions of LVMH Moet Hennessy Louis Vuitton S.A., first Parfums Christian Dior, a leading world-wide prestige beauty/fragrances business, and later, the LVMH Perfumes and Cosmetics Division, which included such well-known brands as Parfums Christian Dior, Guerlain, and Parfums Givenchy, among others. Prior to such time, for approximately 30 years, he held various executive positions at Unilever, including President and CEO of Elida Fabergé France and President and CEO of Chesebrough Pond’s USA. Because of this experience, especially in the prestige beauty business, we believe that Mr. Choël is qualified to serve as a member of our board of directors.

Michel Dyens

Michel Dyens, age 78, is the owner, Chairman and Chief Executive Officer of Michel Dyens & Co., which he founded more than 25 years ago. With headquarters in New York and Paris, Michel Dyens & Co. is a leading independent investment banking firm focused on mergers and acquisitions. Michel Dyens & Co. has vast experience in the luxury goods, beauty, spirits and other premium branded consumer goods in which it has concluded numerous landmark deals. Michel Dyens & Co. has advised in such deals as the sale of the Grey Goose ultra-premium vodka brand to Bacardi, John Frieda Professional Hair Care and Molton Brown to the Kao Company, the Svedka vodka brand to Constellation Brands, Chambord liqueur to Brown-Forman, Harry Winston to Aber Diamond Company and Boucheron to Gucci. Michel Dyens & Co. also has a strong track record of deals in media and internet, including the deals in which AuFeminin was sold to Axel Springer and Cyréalis to M6, among others.

In 2015, Michel Dyens & Co. represented Mr. ChinWook Lee, the founder and CEO of Dr. Jart+, for the sale of an interest in Have & Be Co. Ltd. to The Estée Lauder Companies. Michel Dyens & Co. also advised the shareholders of the largest independent hair color and hair care company in Brazil, Niely Cosmeticos in the sale of the company to L’Oréal, as well as advising the owner of the super-premium liqueur St-Germain in the sale of the brand to Bacardi, the Colomer Group (American Crew and CND/Shellac brands) in its sale to Revlon, and Sydney Frank Importing Company in the sale of the company to Jaegermeister. Other recent transactions include the sale of Essie cosmetics business to L’Oréal, the acquisition of the Swiss watchmaker Hublot by LVMH, the sale of TIGI (BedHead and Catwalk brands) to Unilever and the sale of NIOXIN Research Laboratories to Procter & Gamble.

Mr. Dyens is also the owner of Varenne Enterprises, a media company which he founded more than 25 years ago. From April 2004 to September 2014, Mr. Dyens was an independent director of Interparfums SA. We believe Mr. Dyens is qualified to serve as a member of our board of directors due to his knowledge of our company’s luxury business, his business and financial acumen, as well as his experience in the luxury goods market.

Veronique Gabai-Pinsky

Ms. Gabai-Pinsky, age 52, was elected for the first time to our board in September 2017. She became a director of Interparfums SA in April 2017. She is currently consulting in the beauty, fragrance and accessories business. She was President of Vera Wang Group from January 2016 through June 2018, after a year of consulting with the company and she oversaw all product categories and markets. Prior to joining Vera Wang, from 2006 to December 2014 Ms. Gabai-Pinsky was the Global President for Aramis and Designers Fragrances as well as Beauty Bank and Idea Bank at the Estée Lauder Companies, reporting to the Chief Executive Officer of such company. During her tenure, Ms. Gabai-Pinsky developed and ensured the growth of several beauty and skin care brands, including Lab Series for Men. She was highly instrumental in the evolution of the fragrance category for such company, as she improved its overall business model, globally grew brands such as Donna Karan and Michael Kors, evolved and harmonized the portfolio, divested dilutive brands and brought in Tory Burch, Zegna and Marni under licenses. She ultimately actively participated in the acquisitions of Le Labo, Frederic Malle, and By Kilian and assisted in the transformation of the long-term strategic direction of such company.

In the earlier years of her career, Ms. Gabai-Pinsky served as Vice President of Marketing and Communication for Guerlain, a division of LVMH Moet Hennessy Louis Vuitton S.A., where she led the successful re-launch of Shalimar, the introduction of Aqua Allegoria, and contributed to the re-focus of the beauty category around its pillars, Terracotta, Meteorites and Issima, while redesigning all communication strategies and content. She started her career at L’Oréal, and was also Vice President of Marketing for Giorgio Armani, where she was instrumental in the overall development of its fragrance business by developing the successful Acqua di Gio for men and introducing the Emporio Armani franchise. A graduate from ESSEC Business School in Paris, France, she has received several awards, including Marketer of the Year by Women’s Wear Daily in December 2013.

Ms. Gabai-Pinksy is an independent director, and is a member of the Audit Committee, Executive Compensation and Stock Option Committee and the Nominating Committee of our company. We believe Ms. Gabi-Pinsky is qualified to serve as a member of our board of directors due to her more than 25 years of experience in the luxury, fashion, beauty and fragrance fields, success as a brand builder, creative thinker, business acumen, and a broad understanding of consumers, brands and business models.

Gilbert Harrison

Mr. Harrison, age 77, an independent director, was appointed to our board in April 2018. Mr. Harrison has more than 50 years of experience in corporate finance and strategic transactions, specializing in the consumer products space. He began his career in 1965 practicing corporate and securities law in New York and Philadelphia. In 1971 he founded Financo, which he grew to become one of the leading independent middle market transaction firms in the country. In 1985, Financo was acquired by Lehman Brothers, where the firm’s primary efforts were focused on increasing its expertise in retail, apparel and other merchandising transactions of all types. At Lehman, Mr. Harrison was Chairman of the Merchandising Group and on the firm’s Investment Banking Operating Committee while continuing as Chairman of Financo, which was renamed the Middle Market Group of Lehman. In 1989, he re-acquired Financo from Lehman, re-establishing Financo as one of the leading investment banking firms handling transactions and providing strategic advice in connection with merchandising companies. Mr. Harrison retired as Chairman of Financo in December of 2017, after which he formed the Harrison Group, a firm that provides consulting and financial advisory services to merchandising and products companies.

Mr. Harrison’s other activities include his membership on the Advisory Council of the World Retail Congress, Shoptalk and the Financial Times Business of Luxury Summit. Additionally, he has created a course on mergers and acquisitions at The Wharton School and has published various articles and academic studies on the state of retailing and mergers and acquisitions, including a chapter in the book entitled, “The Mergers and Acquisitions Handbook.” Mr. Harrison lectures throughout the country, including chairing seminars for Retail Week as well as for the International Council of Shopping Centers, the National Retail Federation, Young President’s Center, The Wharton Aresty Institute of Executive Education and The President’s Association of the American Management Association. He also appears frequently on Bloomberg TV and CNBC as an expert on retail and apparel.

Mr. Harrison received a Bachelor of Science in Economics from The Wharton School of The University of Pennsylvania in 1962 and his Juris Doctor from The University of Pennsylvania Law School in 1965. We believe Mr. Harrison is qualified to serve as a member of our board of directors due to his tremendous depth and breadth of knowledge about the merchandising and consumer industry, and he has a long track record of facilitating value creating transactions for companies in this sector.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and any amendments to such forms furnished to us, and written representations from various reporting persons furnished to us, except as set forth below, we are not aware of any reporting person who has failed to file the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 on a timely basis.

Executive Compensation

Compensation Discussion and Analysis

The executive compensation and stock option committee of our board of directors is comprised entirely of independent directors and oversees all elements of compensation (base salary, annual bonus, long-term incentives and perquisites) of our company’s executive officers and administers our company’s stock option plans, other than the non-employee directors stock option plan, which is self-executing.

The objectives of our compensation program are designed to strike a balance between offering sufficient compensation to either retain existing or attract new executives on the one hand, and maintaining compensation at reasonable levels on the other hand. We do not have the resources comparable to the cosmetic giants in our industry, and, accordingly, cannot afford to pay excessive executive compensation. In furtherance of these objectives, our executive compensation packages generally include a base salary, as well as annual incentives tied to individual performance and long-term incentives tied to our operating performance.

Mr. Madar, the Chairman and Chief Executive Officer, takes the initiative after discussions with Mr. Russell Greenberg, Executive Vice President, Chief Financial Officer and a Director, and recommends executive compensation levels for executives for United States operations. Mr. Benacin, the Chief Executive Officer of Interparfums SA, takes the initiative after discussions with Philippe Santi, the Chief Financial Officer of Interparfums SA, and recommends executive compensation levels for executives for European operations. The recommendations are presented to the compensation committee for its consideration, and the compensation committee makes a final determination regarding salary adjustments and annual award amounts to executives, including Jean Madar and Philippe Benacin. Messrs. Madar and Benacin are not present during deliberations or determination of their executive compensation by the compensation committee. Further, Messrs. Madar and Benacin, in addition to being executive officers and directors, are our largest beneficial shareholders, and therefore, their interests are aligned with our shareholder base in keeping executive compensation at a reasonable level.

The compensation committee was pleased that the most recent shareholder advisory vote on executive compensation held at our last annual meeting of shareholders in September 2017 overwhelmingly approved the compensation policies and decisions of the compensation committee. The compensation committee has determined to continue its present compensation policies in order to determine similar future decisions.

Our compensation committee believes that individual executive compensation is at a level comparable with executives in other companies of similar size and stage of development that operate in the fragrance industry, and takes into account our company’s performance as well as our own strategic goals. Further, the compensation committee believes that its present policies to date, with its emphasis on rewarding performance, has served to focus the efforts of our executives, which in turn has permitted our company to weather economic and political turmoil in certain parts of the world and keep our company on track for continued profitability, which management believes will result in enhanced shareholder value.

During 2017, the members of such committee consisted of Messrs. Heilbronn, Levy and Choël, until Mr. Levy retired in September 2017, when he was replaced by Ms. Gabai-Pinsky. Accordingly, it should be noted that executive compensation arrangements for 2017 were finalized in the first quarter of 2017 (other than year-end option grants), several months prior to Ms. Gabai-Pinsky joining our board of directors. Finally, we were saddened to learn that Mr. Levy passed away in December 2017.

Elements of Compensation

General

The compensation of our executive officers is generally comprised of base salaries, including a fee paid to the holding companies of each of Messrs. Madar and Benacin, annual cash bonuses and long-term equity incentive awards. In determining specific components of compensation, the compensation committee considers individual performance, level of responsibility, skills and experience, other compensation awards or arrangements and overall company performance. The compensation committee reviews and approves all elements of compensation for all of our executive officers taking into consideration recommendations from the Chief Executive Officer of our company and the Chief Executive Officer of Interparfums SA, as well as information regarding compensation levels at competitors in our industry.

Our named executive officers have all been with the company for more than the past ten (10) years, with Messrs. Madar and Benacin being founders of the company in 1985. As Messrs. Madar and Greenberg for United States operations, and Benacin and Santi for European operations, are most familiar with the individual performance, level of responsibility, skills and experience of each executive officer in their respective operating segments, the compensation committee relies upon the information provided by such executive officers in determining individual performance, level of responsibility, skills and experience of each executive officer.

The compensation committee views the competitive market place very broadly, which would include executive officers from both public and privately held companies in general, including fashion and beauty companies, but not limited to the peer companies contained in the corporate performance graph contained in our annual report. Rather than tie the compensation committee’s determination of compensation proposals to any specific peer companies, the members of our committee have used their business experience, judgment and knowledge to review the executive compensation proposals recommended to them by Mr. Madar for United States operations and Mr. Benacin for European operations. As such, compensation committee did not determine the need to “benchmark” any material item of compensation or overall compensation.

The members of the compensation committee have extensive experience and business acumen and are well qualified in determining the appropriateness of executive compensation levels. Mr. Heilbronn is a managing partner of a business consulting firm in the area of mergers and acquisitions of large international companies in retail, consumer goods and consumer services throughout the world. Prior to his death, Mr. Levy had over thirty years’ experience as an executive officer, including more than ten years as President and Chief Executive Officer of well-known cosmetic companies such as Cosmair and Sanofi Beaute (France). Mr. Choël, the final committee member, is presently a business consultant and advisor, who previously worked as President and Chief Executive Officer of two divisions of LVMH Moet Hennessy Louis Vuitton S.A., which included such well-known brands as Parfums Christian Dior, Guerlain, and Parfums Givenchy. Mr. Choël has also been President and CEO of both Elida Fabergé France and Chesebrough Pond’s USA. Ms. Gabai-Pinsky has executive experience, as she was appointed President of Vera Wang Group in January 2016, and prior to joining Vera Wang, from 2006 to December 2014, Ms. Gabai-Pinsky was the Global President for Aramis and Designers Fragrances as well as Beauty Bank and Idea Bank at the Estée Lauder Companies.

Base Salary

Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive market place for executive talent. Base salaries for executive officers are reviewed on an annual basis, and adjustments are determined by evaluating our operating performance, the performance of each executive officer, as well as whether the nature of the responsibilities of the executive has changed.

As stated above, as Messrs. Madar and Greenberg for United States operations, and Benacin and Santi for European operations, are most familiar with the individual performance, level of responsibility, skills and experience of each executive officer in their respective segments, the committee relies upon the information provided by such executive officers in determining individual performance, level of responsibility, skills and experience of each executive officer.

For executive officers of United States operations, the bulk of their annual compensation is in base salary including a fee paid to the holding company for Mr. Madar for services rendered outside the United States. However, for executive officers of European operations base salary comprises a smaller percentage of overall compensation. We have paid a lower percentage of overall compensation in the form of base salary to executive officers of European operations for several years, principally because European operations historically have had higher profitability than United States operations, and European operations are run differently from United States operations by the Chief Executive Officer of European operations, Mr. Benacin. As the result of this historically higher profitability, European operations have had the ability to pay higher bonus compensation in addition to base salary. As bonus compensation is and has historically been discretionary, no targets were set in order to maintain flexibility. Further, if results of operations for European operations were not satisfactory (again, no target amounts were set to maintain flexibility), then bonus compensation, as well as overall compensation could be lowered without otherwise affecting base salary. Finally, by keeping annual bonus compensation at a higher percentage of overall compensation and base salary at a lower percentage, our company benefits because the base amount for annual salary adjustments would be smaller.

For 2017 and 2016, Mr. Benacin did not receive any increase in his base salary of €420,000 ($474,000), while in 2015, Mr. Benacin did receive a modest increase of €6,000 from €414,000 to €420,000. Further, Mr. Benacin’s personal holding company received the same $250,000 in 2017 that it received in 2016 and 2015 for services rendered outside of the United States by Mr. Benacin for the benefit of the Company’s United States operations in his capacity as President of our company. Payment is being made by the Company’s United States operations to Mr. Benacin’s holding company in accordance with the consulting agreement with Mr. Benacin’s holding company, which provides for review on an annual basis of the amount of compensation payable to such company.

The compensation committee took into account the following salient factors in authorizing payment to Mr. Benacin’s holding company— services rendered to United States operations for several years by Mr. Benacin in connection with licensing and distribution of international brands, as well as future services to be performed by Mr. Benacin internationally relating to licensing and distribution of international brands for United States operations.

For 2017, two named executive officers of Interparfums SA, Mr. Philippe Santi, Executive Vice President and the Chief Financial Officer of Interparfums SA, and Mr. Frederic Garcia-Pelayo, Executive Vice President and Chief Operating Officer of Interparfums SA, each received €52,800 ($59,632) salary increases that brought their 2017 base salaries to €360,000 ($406,584). This increase was awarded primarily to reward these two executive officers for their contributions in European Operations achieving increases in both the sales and earnings. For 2016 Messrs. Santi and Mr. Frederic Garcia-Pelayo each received €7,200 ($8,000) salary increases that brought their 2016 base salaries to €307,200 ($340,000), which was in line with their modest increases in their base salaries to €300,000 in 2015. The compensation committee considered the recommendations of Mr. Benacin, results of operations for the year, as well as the services performed for European operations by Messrs. Santi and Garcia-Pelayo in authorizing these salary levels.

A different approach is taken for United States operations as that segment is smaller and less profitable. A more significant base salary is paid in order to attract and retain employees with the skills and talents needed to run the operation with a lesser emphasis placed on bonuses. Neither of the executive officers for United States operations have employment agreements (although Mr. Madar’s personal holding company has a consulting agreement that provides for review on an annual basis of the amount of compensation payable to such company), as we believe that having flexibility in structuring annual base salary is a benefit, which permits us to act quickly to meet a changing economic environment.

For each of 2017, 2016 and 2015, Mr. Madar’s base salary remained steady and aggregated $630,000, which includes $250,000 received by Mr. Madar’s personal holding company in each year for services rendered outside of the United States by Mr. Madar in his capacity as Chief Executive Officer. In determining Mr. Madar’s base salary including the consulting fee for 2017, the Committee took into account Mr. Madar’s leadership of our company in general, the increasing profitability of United States operations over the past several years, and his leadership in assisting United States operations in obtaining new licensing opportunities and his assistance in developing new products and expanding international distribution of U.S. operations.

Russell Greenberg, the Executive Vice President and Chief Financial Officer, has received the same $30,000 increase in base salary for 2017, 2016 and 2015, and for 2017 his base salary was $630,000. In connection with these increases in salary, the Compensation Committee considered the following material factors in granting Mr. Greenberg his salary increases: his individual performance, level of responsibility, skill and experience, as well as the recommendation of the Chief Executive Officer.

Bonus Compensation/Annual Incentives

As discussed above, we have paid a higher percentage of overall compensation in the form of bonus compensation to executive officers of European operations for several years, principally because European operations historically have had higher profitability than United States operations. As the result of this historically higher profitability, European operations have had the ability to pay higher bonus compensation in addition to base salary. As bonus compensation is discretionary, no targets were set in order to maintain flexibility. Further, if results of operations for European operations were not satisfactory (again, no target amounts were set to maintain flexibility), then bonus compensation, as well as overall compensation could be lowered without otherwise affecting base salary. Individual performance, level of responsibility, skill and experience, were the salient factors considered by the Compensation Committee in awarding bonus compensation described below.

For 2017 Mr. Benacin, the chief decision maker for European operations, proposed and the compensation committee concurred in the payment of bonus compensation of €90,000 ($101,646) to Mr. Benacin (approximately 21% of base salary), and €268,000 ($302,679) to each of Messrs. Santi and Garcia- Pelayo (approximately 74% of base salary). This bonus compensation for Mr. Benacin has ranged from 17% to 21% of his salary over the past three years. However, the bonus compensation has decreased both in terms of actual payments and in percentage of salary for Messrs. Santi and Garcia-Pelayo from bonus compensation awarded in both 2016 and 2015, which are set forth below.

For 2016, Mr. Benacin proposed and the compensation committee concurred in the payment of bonus compensation of €70,000 ($77,000) to Mr. Benacin (approximately 17% of base salary), and €290,000 ($321,000) to each of Messrs. Santi and Garcia- Pelayo (approximately 94% of base salary). This bonus compensation was in line with payments made for 2015 which are set forth below. For 2015, Mr. Benacin proposed and the compensation committee concurred in the payment of bonus compensation of €86,000 ($95,000) to Mr. Benacin (approximately 20% of base salary), and €280,000 ($311,000) to each of Messrs. Santi and Garcia- Pelayo (approximately 93% of base salary).

A different approach is taken for United States operations as that segment is smaller and less profitable. As discussed above, a more significant base salary is paid in order to attract and retain employees with the skills and talents needed to run United States operations with a lesser emphasis placed on bonuses. Based upon the recommendation of the Chief Executive Officer, for each of 2017, 2016 and 2015, Mr. Greenberg received a discretionary cash bonus of $50,000. The Compensation Committee considered the following material factors in granting Mr. Greenberg his bonuses: his individual performance, level of responsibility, skill and experience, as well as the recommendation of the Chief Executive Officer.

Mr. Madar, the Chief Executive Officer has not received any cash bonus in the past three years.

As required by French law, Interparfums SA maintains its own profit sharing plan for all French employees who have completed three months of service, including executive officers of our European operations other than Mr. Benacin, the Chief Executive Officer of Interparfums SA. Benefits are calculated based upon a percentage of taxable income of Interparfums SA and allocated to employees based upon salary. The maximum amount payable per year per employee is €29,420, or approximately $33,227.

Calculation of the total annual benefits contribution is made according to the following formula:

67% of (Interparfums SA net income, less 2.5% of shareholders equity without net income for the year) times a fraction, the numerator of which is wages, and the denominator of which is net income before tax + wages + taxes (other than income tax) + valuation allowances + amortization expenses + interest expenses.

Contribution to individual employees is then made pro rata based upon their individual salaries for the year.

Long-Term Incentives

Stock Options. We link long-term incentives with corporate performance through the grant of stock options. All options are granted with an exercise price equal to the fair market value of the underlying shares of our common stock on the date of grant, and terminate on or shortly after severance of the executive’s relationship with us. Unless the market price of our common stock increases, corporate executives will have no tangible benefit. Thus, they are provided with the additional incentive to increase individual performance with the ultimate goal of increasing our overall performance. We believe that enhanced executive incentives which result in increased corporate performance tend to build company loyalty. As a general rule, the number of options granted is determined by several factors including individual performance, company operating results and past option grants to such executives.

For executive officers of United States operations and European operations, we typically grant nonqualified stock options with a term of 6 years that vest ratably over a 5-year period on a cumulative basis, so that the option will become fully exercisable at the beginning of the sixth year from the date of grant.

We believe that the vesting period of these options serve a dual purpose: 1. executives will not receive any benefit if they leave prior to such portion of the option vesting; and 2. having a vesting period, matches the service period with the potential benefits of the option. Pursuant to our stock option plan, non-qualified stock options granted to executives terminate immediately upon the executive’s termination of association with our company. This termination provision coupled with a vesting period reduces benefits afforded to an executive when an executive officer leaves our employ.

Over the past several years, as our company has grown and the market price of our common stock has increased, Messrs. Madar and Benacin have realized substantial compensation as the result of the exercise of their options. As the two executives most responsible for continued growth and success of our company, the compensation committee believes the granting of options is an appropriate tool to tie a substantial portion of their compensation to the success of our company and is completely warranted.

The actual compensation realized as the result of the exercise of options in the past, as well as the future potential of such rewards, are powerful incentives for increased individual performance and ultimately increased company performance. In view of the fact that the executive officers named above contribute significantly to our profitable operations, the compensation committee believes the option grants are valid incentives for these executive officers and are fair to our shareholders. Generally we grant options to executive officers in December of each year.

In December for each of the years 2015 and 2016, upon the recommendation of the company’s Chief Executive Officer, the compensation committee granted options to purchase a total of 19,000 shares of our common stock to each of Jean Madar and Philippe Benacin at the fair market value on the date of grant. In 2017 in view of the contributions of both Messrs. Madar and Benacin to the company’s increased profitability, upon the recommendation of the company’s Chief Executive Officer, the compensation committee granted options to purchase a total of 25,000 shares of our common stock to the personal holding companies of each of Jean Madar and Philippe Benacin at the fair market value on the date of grant. Option grants to Messrs. Madar and Benacin, either directly or indirectly to their personal holding companies, were identical as each is the Chief Executive Officer of their respective operating segments. Also in December for each of the years 2015-2017, the compensation committee granted options to purchase 25,000 shares to Mr. Greenberg, the Chief Financial Officer. The Compensation Committee determined that the option grants for Mr. Greenberg, which have remained the same for years 2015-2017, were reasonable, so based upon the recommendation of the Chief Executive Officer, it determined to keep the option grants for such executive officer at the same level for 2017.

Upon recommendation of both Messrs. Madar and Benacin, in December 2016 and 2015, the compensation committee authorized the grants of options to purchase a total of 6,000 shares to Messrs. Santi and Garcia-Pelayo, which was the same amount as the aggregate amount granted for 2014 (as options were granted in December 2014 and January 2015). However, for 2017, upon the recommendations of Messrs. Madar and Benacin the option grants were increased to purchase an aggregate of 10,000 shares for Messrs. Santi and Garcia-Pelayo, by the grants of options to purchase 6,000 in December 2017 and 4,000 shares in January 2018. The compensation committee believes that these grants were proper in view of their contribution to our company’s results in each of 2015, 2016 and 2017.

Interparfums SA Stock Compensation Plan. In September 2016, Interparfums SA, approved a plan to grant an aggregate of 15,100 shares of its stock to employees with no performance condition requirement, and an aggregate of 133,000 shares to officers and managers, subject to certain corporate performance conditions. The shares, subject to adjustment for stock splits, will be distributed in September 2019 so long as the individual is employed by Interparfums SA at the time, and in the case of officers and managers, only to the extent that the performance conditions have been met. Once distributed, the shares will be unrestricted and the employees will be permitted to trade their shares. Under this plan, Mr. Benacin is estimated to receive 3,000 shares and Messrs. Santi and Garcia are estimated to receive 7,000 shares each, all subject to adjustment for stock splits.

The fair value of the grant of €22.46 per share (approximately $25.00 per share) has been determined based on the quoted stock price of Interparfums SA shares as reported by the NYSE Euronext on the date of grant taking into account the dividend yield as no dividends on this grant will be earned until the shares are distributed. The estimated number of shares to be distributed of 137,381, subject to adjustment for stock splits, has been determined taking into account employee turnover. The aggregate cost of the grant of €3.1 million (approximately $3.4 million) will be recognized as compensation cost by Interparfums SA on a straightline basis over the requisite three year service period. For the year ended December 31, 2017 and 2016, $1.2 million and $0.4 million, respectively, of compensation cost has been recognized.

Stock Appreciation Rights. Our stock option plans authorize us to grant stock appreciation rights, or SARs. A SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. To date, we have not granted any SARs under our plans. While the compensation committee currently does not plan to grant any SARs under our plans, it may choose to do so in the future as part of a review of the executive compensation strategy.

Restricted Stock. We have not in the past, and we do not have any future plans to grant restricted stock to our executive officers. However, while the compensation committee currently does not plan to authorize any restricted stock plans, the compensation committee may choose to do so in the future as part of a review of the executive compensation strategy. Our French operating subsidiary, Interparfums, SA, however, has instituted the Interparfums SA Stock Compensation Plan in September 2016 as discussed above.

Other Compensation

Mr. Benacin is the Chief Executive Officer of Interparfums SA (European operations), as well as a founder of our company, and we believe we should recognize his responsibility, skills and experience, as well as the results of our company. For 2017, Mr. Benacin received an automobile allowance of €10,800, which is the same amount paid in since 2010. Also, Mr. Garcia-Pelayo, Director Export Sales of Interparfums SA, also receives an automobile allowance of €7,300 per year.

No Stock Ownership Guidelines

 We do not require any minimum level of stock ownership by any of our executive officers. As stated above, Messrs. Madar and Benacin, are our largest beneficial shareholders, which aligns their interests with our shareholder base in keeping executive compensation at a reasonable level.

Retirement and Pension Plans

We maintain a 401(k) plan for United States operations. However, we do not match any contributions to such plan, as we have determined that base compensation together with annual bonuses and stock option awards, are sufficient incentives to retain talented employees. Our European operations maintain a pension plan for its employees as required by French law. For 2017, each of Messrs. Benacin, Santi and Garcia-Pelayo received an increase of €14,500 ($16,376) in their vale of deferred compensation earnings.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in the Annual Report on Form 10-K for fiscal year ended December 31, 2017 and the proxy statement for the upcoming annual meeting of shareholders. Based on this review and discussion, we recommend to the board of directors that the Compensation Discussion and Analysis referred to above be included in the Annual Report on Form 10-K as well as the proxy statement for the upcoming annual meeting of shareholders.

Francois Heilbronn

Patrick Choël and

Veronique Gabai-Pinsky

The following table sets forth a summary of all compensation awarded to, earned by or paid to our “named executive officers,” who are our principal executive officer, our principal financial officer, and each of the three most highly compensated executive officers of our company. This table covers all such compensation during fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015. For all compensation related matters disclosed in the summary compensation table, and elsewhere where applicable, all amounts paid in euro have been converted to U.S. dollars at the average rate of exchange in each year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Jean Madar, Chairman and Chief Executive Officer	2017	630,000	-0-	-0-	247,237	-0-	-0-	-0-	877,237
	2016	630,000	-0-	-0-	141,709	-0-	-0-	-0-	771,709
	2015	630,000	-0-	-0-	112,408	-0-	-0-	-0-	742,408

Russell Greenberg, Chief Financial Officer and Executive Vice President	2017	630,000	50,000	-0-	247,237	-0-	-0-	-0-	927,237
	2016	600,000	50,000	-0-	186,456	-0-	-0-	-0-	836,456
	2015	570,000	50,000	-0-	147,905	-0-	-0-	-0-	767,905

Philippe Benacin, President Inter Parfums, Inc., Chief Executive Officer of Interparfums SA	2017	723,348	101,646	-0-	247,237	-0-	16,376	12,198	1,100,805
	2016	714,722	77,462	84,232	141,706	-0-	15,824	11,951	1,045,897
	2015	716,074	95,434	-0-	112,408	-0-	18,573	11,985	954,474

Philippe Santi, Executive Vice President and Chief Financial Officer, Interparfums SA	2017	406,584	302,679	-0-	59,337	26,069	16,376	-0-	811,045
	2016	339,948	320,914	196,754	44,749	-0-	15,824	-0-	918,189
	2015	332,910	310,716	-0-	42,271	17,276	18,573	-0-	721,746

Frédéric Garcia-Pelayo, Executive Vice President and Chief Operating Officer Interparfums SA	2017	406,584	302,679	-0-	59,337	26,069	16,376	8,245	819,290
	2016	339,948	320,914	196,754	44,749	-0-	15,824	7,525	925,714
	2015	332,910	310,716	-0-	42,271	17,276	18,573	7,590	817,424

1 Amounts reflected under Option Awards represent the grant date fair values in 2017, 2016 and 2015 based on the fair value of stock option awards using a Black-Scholes option pricing model. The assumptions used in this model are detailed in Footnote 13 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 and filed with the SEC.

2 As required by French law, Interparfums SA maintains its own profit sharing plan for all French employees who have completed three months of service, including executive officers of our European operations other than Mr. Benacin, the Chief Executive Officer of Interparfums SA Benefits are calculated based upon a percentage of taxable income of Interparfums SA and are allocated to employees based upon salary. The maximum amount payable per year is 29,420 euro, or approximately $33,227.

Calculation of total annual benefits contribution is made according to the following formula:

67% of (Interparfums SA net income, less 2.5% of shareholders equity without net income for the year) times a fraction, the numerator of which is wages, and the denominator of which is net income before tax + wages + taxes (other than income tax) + valuation allowances + amortization expenses + interest expenses.

Contribution to individual employees is then made pro rata based upon their individual salaries for the year.

3 The following table identifies (i) perquisites and other personal benefits provided to our named executive officers in fiscal 2017, and quantifies those required by SEC rules to be quantified and (ii) all other compensation that is required by SEC rules to be separately identified and quantified.

Name and Principal Position	Perquisites and other Personal Benefits ($)	Personal Automobile Expense($)	Lodging Expense($)	Total ($)

Jean Madar, Chairman Chief Executive Officer	-0-	-0-	-0-	-0-

Russell Greenberg, Chief Financial Officer and Executive Vice President	-0-	-0-	-0-	-0-

Philippe Benacin, President of Inter Parfums, Inc. and Chief Executive Officer of Interparfums SA	-0-	12,198	-0-	12,198

Philippe Santi, Executive Vice President and Chief Financial Officer, Interparfums SA	-0-	-0-	-0-	-0-

Frédéric Garcia-Pelayo, Executive Vice President and Chief Operating Officer, Interparfums SA	-0-	8,245	-0-	8,245

Plan Based Awards

The following table sets certain information relating to each grant of an award made by our company to the executive officers of our company listed in the Summary Compensation Table during the past fiscal year.

		Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jean Madar*	12/29/17	-0-	-0-	-0-	-0-	-0-	-0-	-0-	25,000	43.80	43.45
Russell Greenberg	12/29/17	-0-	-0-	-0-	-0-	-0-	-0-	-0-	25,000	43.80	43.45
Philippe Benacin*	12/29/17	-0-	-0-	-0-	-0-	-0-	-0-	-0-	25,000	43.80	43.45
Philippe Santi	12/29/17	-0-	-0-	-0-	-0-	-0-	-0-	-0-	6,000	43.80	43.45
Philippe Santi	01/19/18	-0-	-0-	-0-	-0-	-0-	-0-	-0-	4,000	49.9025	47.80
Frédéric Garcia-Pelayo	12/29/17	-0-	-0-	-0-	-0-	-0-	-0-	-0-	6,000	43.80	43.45
Frédéric Garcia-Pelayo	01/19/18	-0-	-0-	-0-	-0-	-0-	-0-	-0-	4,000	49.9025	47.80

*Options were granted to the personal holding companies of Messrs. Madar and Benacin, as each of Messrs. Madar and Benacin own 99.99% of their respective personal holding companies.

Options

As discussed above, we typically grant nonqualified stock options with a term of 6 years that vest ratably of a 5-year period on a cumulative basis, so that the option will become fully exercisable at the beginning of the sixth year from the date of grant.

We believe that the vesting period of these options serves a dual purpose: 1. executives will not receive any benefit if they leave prior to such portion of the option vesting; and 2. having a vesting period matches the service period with the potential benefits of the option.

Under our company’s stock option plans, the exercise price is determined by the average of the high and low price on the date of grant, not the closing price as reported by The Nasdaq Stock Market.

We also note that the Summary Compensation Table does not include income realized by the named executive officers as the result of the exercise of stock options, but rather reflects the dollar amount recognized for financial statement reporting purposes for options granted in accordance with ASC topic 718-20. However, value realized as the result of stock option exercises is set forth in the table entitled “Option Exercises and Stock Vested”.

Interparfums SA Stock Compensation Plan.

No options were granted by Interparfums SA to the executive officers of our company listed in the Summary Compensation Table during the past fiscal year.

In September 2016, Interparfums SA approved a plan to grant an aggregate of 15,100 shares of its stock to employees with no performance condition requirement, and an aggregate of 133,000 shares to officers and managers, subject to certain corporate performance conditions. The shares, subject to adjustment for stock splits, will be distributed in September 2019 so long as the individual is employed by Interparfums SA at the time, and in the case of officers and managers, only to the extent that the performance conditions have been met. Once distributed, the shares will be unrestricted and the employees will be permitted to trade their shares. Under this plan in September 2019, Mr. Benacin is estimated to receive 3,000 shares of Interparfums SA stock, and Messrs. Santi and Garcia-Pelayo are estimated to 7,000 shares each, all subject to adjustment for stock splits.

The fair value of the grant of €22.46 per share (approximately $25.00 per share) has been determined based on the quoted stock price of Interparfums SA shares as reported by the NYSE Euronext on the date of grant taking into account the dividend yield as no dividends on this grant will be earned until the shares are distributed. The estimated number of shares to be distributed of 137,381, subject to adjustment for stock splits, has been determined taking into account employee turnover. The aggregate cost of the grant of €3.1 million (approximately $3.4 million) will be recognized as compensation cost by Interparfums SA on a straightline basis over the requisite three year service period. For the year ended December 31, 2017 and 2016, $1.2 million and $0.4 million, respectively, of compensation cost has been recognized.

Interparfums SA Profit Sharing Plan

As required by French law, Inter Parfums, SA maintains its own profit sharing plan for all French employees who have completed three months of service, including executive officers of our European operations other than Mr. Benacin, the Chief Executive Officer of Inter Parfums, SA. Benefits are calculated based upon a percentage of taxable income of Interparfums SA and allocated to employees based upon salary. The maximum amount payable per year per employee is €29,420, or approximately $33,227.

Calculation of total annual benefits contribution is made according to the following formula:

67% of (Interparfums SA net income, less 2.5% of shareholders equity without net income for the year) times a fraction, the numerator of which is wages, and the denominator of which is net income before tax + wages + taxes (other than income tax) + valuation allowances + amortization expenses + interest expenses.

Contribution to individual employees is then made pro rata based upon their individual salaries for the year.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information relating to outstanding equity awards of our Company held by the executive officers listed in the Summary Compensation Table as of December 31, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jean Madar	19,000	-0-	-0-	19.325	12/30/18
	15,200	3,800	-0-	35.75	12/30/19
	11,400	7,600	-0-	27.795	12/30/20
	7,600	11,400	-0-	23.605	12/30/21
	3,800	15,200	-0-	32.825	12/29/22
	-0-	25,000(2)	-0-	43.80	12/28/23

Russell Greenberg	25,000	-0-	-0-	19.325	12/30/18
	20,000	5,000	-0-	35.75	12/30/19
	15,000	10,000	-0-	27.795	12/30/20
	10,000	15,000	-0-	23.605	12/30/21
	5,000	20,000	-0-	32.825	12/29/22
	-0-	25,000	-0-	43.80	12/28/23

Philippe Benacin	19,000	-0-	-0-	19.325	12/30/18
	15,200	3,800	-0-	35.75	12/30/19
	11,400	7,600	-0-	27.795	12/30/20
	7,600	11,400	-0-	23.605	12/30/21
	3,800	15,200	-0-	32.825	12/29/22
	-0-	25,000(2)	-0-	43.80	12/28/23

Philippe Santi	1,200	-0-	-0-	19.325	12/30/18
	400	400	-0-	22.195	1/30/19
	4,000	1,000	-0-	35.75	12/30/19
	3,000	2,000	-0-	27.795	12/30/20
	400	600	-0-	25.821	1/27/2021
	2,400	3,600	-0-	23.605	12/30/21
	1,200	4,800	-0-	32.825	12/29/22
	-0-	6,000	-0-	43.80	12/28/23

Frédéric Garcia-Pelayo	1,800	-0-	-0-	19.325	12/30/18
	1,600	400	-0-	22.195	1/30/19
	4,000	1,000	-0-	35.75	12/30/19
	3,000	2,000	-0-	27.795	12/30/20
	400	600	-0-	25.821	1/27/2021
	2,400	3,600	-0-	23.605	12/30/21
	1,200	4,800	-0-	32.825	12/29/22
	-0-	6,000	-0-	43.80	12/28/23

[Footnotes from table above]

1 All options expire 6 years from the date of grant, and vest 20% each year commencing one year after the date of grant.

2 Options are held in the name of personal holding company.

The following table sets certain information relating to outstanding equity awards granted by Interparfums SA, our majority-owned French subsidiary which has its shares traded on the NYSE Euronext, held by the executive officers of our company listed in the Summary Compensation Table as of the end of the past fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OF INTERPARFUMS SA

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)

Jean Madar	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	NA

Russell Greenberg	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	NA

Philippe Benacin	-0-	-0-	-0-	-0-	N/A	-0-	-0-	3,000	86,647

Philippe Santi	-0-	-0-	-0-	-0-	N/A	-0-	-0-	7,000	202,176

Frédéric Garcia-Pelayo	-0-	-0-	-0-	-0-	N/A	-0-	-0-	7,000	202,176

[Footnotes from table above]

1 Estimated number of shares are to be issued only to the extent that the performance conditions have been met.

In September 2016, Interparfums SA, approved a plan to grant an aggregate of 15,100 shares of its stock to employees with no performance condition requirement, and an aggregate of 133,000 shares to officers and managers, subject to certain corporate performance conditions. The shares, subject to adjustment for stock splits, will be distributed in September 2019 so long as the individual is employed by Interparfums SA at the time, and in the case of officers and managers, only to the extent that the performance conditions have been met. Once distributed, the shares will be unrestricted and the employees will be permitted to trade their shares. Under this plan in September 2019, Mr. Benacin is estimated to receive 3,000 shares of Interparfums SA stock, and Messrs. Santi and Garcia-Pelayo are estimated to 7,000 shares each, all subject to adjustment for stock splits.

The fair value of the grant of €22.46 per share (approximately $25.00 per share) has been determined based on the quoted stock price of Interparfums SA shares as reported by the NYSE Euronext on the date of grant taking into account the dividend yield as no dividends on this grant will be earned until the shares are distributed. The estimated number of shares to be distributed of 137,381, subject to adjustment for stock splits, has been determined taking into account employee turnover. The aggregate cost of the grant of €3.1 million (approximately $3.4 million) will be recognized as compensation cost by Interparfums SA on a straightline basis over the requisite three year service period. For the year ended December 31, 2017 and 2016, $1.2 million and $0.4 million, respectively, of compensation cost has been recognized.

Option Exercises and Stock Vested

The following table sets forth certain information relating to each option exercise affected during the past fiscal year, and each vesting of stock, including restricted stock, restricted stock units and similar instruments of our company during the past fiscal year, for the executive officers of our company listed in the Summary Compensation Table.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

Jean Madar	19,000	539,588	-0-	-0-

Russell Greenberg	20,000	449,287	-0-	-0-

Philippe Benacin	19,000	537,665	-0-	-0-

Philippe Santi	600	16,782	-0-	-0-

Frédéric Garcia-Pelayo	1,200	35,209	-0-	-0-

[Footnotes from table above]

[1]	Total value realized on exercise of options in dollars is based upon the difference between the fair market value of the common stock on the date of exercise, and the exercise price of the option.

Regarding Interparfums SA, our majority-owned French subsidiary which has its shares traded on the Euronext, no options were exercised during the past fiscal year, and there was no vesting of stock, including restricted stock, restricted stock units and similar instruments during the past fiscal year, for the executive officers of our company listed in the Summary Compensation Table.

Pension Benefits

The following table sets forth certain information relating to payment of benefits in connection with retirement plans during the past fiscal year, for the executive officers of our company listed in the Summary Compensation Table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jean Madar	NA	NA	-0-	-0-
Russell Greenberg	NA	NA	-0-	-0-
Philippe Benacin	Inter Parfums SA Pension Plan	NA	291,000	16,376
Philippe Santi	Inter Parfums SA Pension Plan	NA	518,000*	16,376
Frédéric Garcia-Pelayo	Inter Parfums SA Pension Plan	NA	288,000	16,376

*Includes contributions made individually by Mr. Santi.

Interparfums SA maintains a pension plan for all of its employees, including all executive officers. The calculation of commitments for severance benefits involves estimating the probable present value of projected benefit obligations. This projected benefit obligations is then prorated to take into account seniority of the employees of Interparfums SA on the calculation date.

In calculating benefits, the following assumptions were applied:

- voluntary retirement at age 65;

- a rate of 45% for employer payroll contributions for all employees;

- a 4% average annual salary increase;

- an annual rate of turnover for all employees under 55 years of age and nil above;

- the TH 00-02 mortality table for men and the TF 00-02 mortality table for women;

- a discount rate of 2.0%.

The normal retirement age is 65 years, but employees, including Messrs. Benacin, Santi and Garcia-Pelayo, can collect reduced benefits if they retire at age 62.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our mean employee and the annual total compensation of Mr. Jean Madar, Chief Executive Officer (the “CEO”):

For 2017, our last completed fiscal year:

Our median employee’s compensation was $53,799.

Our Chief Executive Officer’s total 2017 compensation was $877,237 as reported in the Summary Compensation Table on page 74.

Accordingly, our 2017 CEO to Median Employee Pay Ratio was 16.31 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records. We identified our median employee using our total employee population as of December 31, 2017 by applying a consistently applied compensation measure across our global employee population. For our consistently applied compensation measure, we used all compensation, including actual base salary, bonuses, commissions, and any overtime paid during the 12-month period ending December 31, 2017. We did not use any material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Employment and Consulting Agreements

As part of our acquisition in 1991 of the controlling interest in Interparfums SA, now a subsidiary, we entered into an employment agreement with Philippe Benacin. The agreement provides that Mr. Benacin will be employed as Vice Chairman of the Board and President and Chief Executive Officer of Inter Parfums Holdings SA and its subsidiary, Interparfums SA. The initial term expired on September 2, 1992, and has subsequently been automatically renewed for additional annual periods. The agreement provides for automatic annual renewal terms, unless either party terminates the agreement upon 120 days’ notice. For 2018, Mr. Benacin presently receives an annual salary of €444,000 (approximately $501,454), and automobile expenses of €10,800 (approximately $12,198), which are subject to increase in the discretion of the board of directors. The agreement also provides for indemnification and a covenant not to compete for one year after termination of employment.

In 2014, we entered into a consulting agreement with Mr. Benacin’s holding company, Philippe Benacin Holding SAS, which provides for review on an annual basis of the amount of compensation payable to such company. The agreement also provides for indemnification for Mr. Benacin and his holding company and a covenant not to compete for one year after termination of the agreement. The agreement was for one year, with automatic one year renewals unless either party terminates on 120 days’ notice or Mr. Benacin ceases to be the President of our company. For 2015 through 2017, Mr. Benacin’s personal holding company received $250,000 for services rendered outside of the United States by Mr. Benacin in his capacity as President. This consulting agreement has been renewed at $250,000 for 2018. In addition, in December 2017 the amount of options granted for the benefit of Mr. Benacin was increased from the 19,000 share grants that had been made in each of the past several years to 25,000 shares, and were granted to his personal holding company instead of Mr. Benacin directly.

In 2013, we enter into a consulting agreement with Mr. Madar’s holding company, Jean Madar Holding SAS, which provides for review on an annual basis of the amount of compensation payable to such company. The agreement also provides for indemnification for Mr. Madar and his holding company and a covenant not to compete for one year after termination of the agreement. The agreement was for one year, with automatic one year renewals unless either party terminates on 120 days’ notice or Mr. Madar ceases to be the Chief Executive Officer of our company. For 2015 through 2017, Mr. Madar’s personal holding company received $250,000 for services rendered outside of the United States by Mr. Madar in his capacity as Chief Executive Officer. For 2018, as the result of Mr. Madar spending more time outside of the United States, we have changed the allocation of cash compensation paid to Mr. Madar personally and to his holding company, but not the aggregate amount. The amount of salary paid to Mr. Madar in 2018 has been reduced by $220,000 from $380,000 to $160,000, while payments to his holding company have been increased by the like amount of $220,000, from $250,000 to $470,000. Therefore, for 2018 total cash compensation for Mr. Madar to be paid to him and his personal holding company remains unchanged at $630,000. In addition, in December 2017 the amount of options granted for the benefit of Mr. Madar was increased from the 19,000 share grants that had been made in each of the past several years to 25,000 shares, and were granted to his personal holding company instead of Mr. Madar directly.

Compensation of Directors

The following table sets forth certain information relating to the compensation for each of our directors who is not an executive officer of our Company named in the Summary Compensation Table for the past fiscal year.

			DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Francois Heilbronn[1]	21,000	-0-	7,668	-0-	-0-	21,276	49,944
Jean Levy[2]	18,500	-0-	7,668	-0-	-0-	26,023	52,191
Robert Bensoussan[3]	15,000	-0-	7,668	-0-	-0-	19,670	42,338
Patrick Choël[4]	21,000	-0-	7,668	-0-	-0-	10,042	38,710
Michel Dyens[5]	15,000	-0-	7,668	-0-	-0-	-0-	22,668
Veronique Gabai-Pinsky[6]	3,500	-0-	17,910	-0-	-0-	-0-	21,410

[Footnotes from table above]

1.	As of the end of the last fiscal year, Mr. Heilbronn held options to purchase an aggregate of 4,000 shares of our common stock.
2.	Mr. Levy retired from out board of directors on September 12, 2017, and passed away in December 2017. As of the end of the last fiscal year, the Estate of Mr. Levy held options to purchase an aggregate of 2,500 shares of our common stock.
3.	As of the end of the last fiscal year, Mr. Bensoussan held options to purchase an aggregate of 4,000 shares of our common stock.
4.	As of the end of the last fiscal year, Mr. Choël held options to purchase an aggregate of 3,500 shares of our common stock.

5.	As of the end of the last fiscal year, Mr. Dyens held options to purchase an aggregate of 4,000 shares of our common stock.
6.	As of the end of the last fiscal year, Ms. Gabai-Pinsky held options to purchase an aggregate of 2,000 shares of our common stock.

For 2017, all nonemployee directors received $5,000 for each board meeting at which they participate in person, and $2,500 for each meeting held by conference telephone. In addition, the annual fee for each member of the audit committee is $6,000.

We maintain stock option plans for our nonemployee directors. The purpose of these plans is to assist us in attracting and retaining key directors who are responsible for continuing the growth and success of our company. Under such plans, options to purchase 1,000 shares are granted on each February 1st to all nonemployee directors for as long as each is a nonemployee director on such date. However, if a nonemployee director does not attend certain of the board meetings, then such option grants are reduced according to a schedule. In addition, options to purchase 2,000 shares are granted to each nonemployee director upon his or her initial election or appointment to our board, but if such option is granted within six months of the next February 1 automatic grant, then such nonemployee director would not be eligible to receive that February 1 grant.

On February 1, 2018, options to purchase 1,000 shares were granted to each of our outside directors, Francois Heilbronn, Robert Bensoussan, Patrick Choël and Michel Dyens, all at the exercise price of $45.60 per share under the 2016 plan. On April 3, 2018 an option to purchase 2,000 shares at the exercise price of $46.25 per share under the 2016 plan was granted to Mr. Gilbert Harrison upon being appointed to the board. All of such options were granted at the fair market value and vest ratably over a 4 year period.

Equity Compensation Plan Information

The following table sets forth certain information as of the end of our last fiscal year regarding all equity compensation plans that provide for the award of equity securities or the grant of options, warrants or rights to purchase our equity securities.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	730,980	31.92	929,985
Equity compensation plans not approved by security holders	-0-	N/A	-0-
Total	730,980	31.92	929,985

Certain Relationships and Related Transactions

Transactions with European Subsidiaries

We have guaranteed the obligations of our majority-owned, French subsidiary, Interparfums SA under our former Burberry license and our Paul Smith license agreement. We also provide (or had provided on our behalf) certain financial, accounting and legal services for Interparfums SA, and during 2017, 2016 and 2015 fees for such services were $233,625, $214,112 and $198,500, respectively. In 2017, Inter Parfums USA, LLC, a United States subsidiary, renewed a license agreement for five years that was initially signed in 2012 on the same terms with Interparfums Suisse (SARL), a Swiss subsidiary of Interparfums SA, for the right to sell amenities under the Lanvin brand name to luxury hotels, cruise lines and airlines in return for royalty payments as are customary in our industry.

Option Exercise with Tender of Previously Owned Shares

The Chief Executive Officer and the President each exercised 19,000 and 19,000 and outstanding stock options of the Company’s common stock in 2016 and 2015, respectively. The aggregate exercise prices of $0.7 million in 2016 and $0.5 million in 2015 were paid by them tendering to the Company in 2016 and 2015, an aggregate of 20,568 and 18,764 shares, respectively, of the Company’s common stock, previously owned by them, valued at fair market value on the dates of exercise. All shares issued pursuant to these option exercises were issued from treasury stock of the Company. In addition, the Chief Executive Officer tendered in 2016 and 2015 an additional 2,179 and 1,299 shares, respectively, for payment of certain withholding taxes resulting from his option exercises.

Consulting Agreements

In 2014, we entered into a consulting agreement with Mr. Benacin’s holding company, Philippe Benacin Holding SAS, which provides for review on an annual basis of the amount of compensation payable to such company. The agreement also provides for indemnification for Mr. Benacin and his holding company and a covenant not to compete for one year after termination of the agreement. The agreement was for one year, with automatic one year renewals unless either party terminates on 120 days’ notice or Mr. Benacin ceases to be the President of our company. For 2015 through 2017, Mr. Benacin’s personal holding company received $250,000 for services rendered outside of the United States by Mr. Benacin in his capacity as President. This consulting agreement has been renewed at $250,000 for 2018. In addition, in December 2017 the amount of options granted for the benefit of Mr. Benacin was increased from the 19,000 share grants that had been made in each of the past several years to 25,000 shares, and were granted to his personal holding company instead of Mr. Benacin directly.

In 2013, we enter into a consulting agreement with Mr. Madar’s holding company, Jean Madar Holding SAS, which provides for review on an annual basis of the amount of compensation payable to such company. The agreement also provides for indemnification for Mr. Madar and his holding company and a covenant not to compete for one year after termination of the agreement. The agreement was for one year, with automatic one year renewals unless either party terminates on 120 days’ notice or Mr. Madar ceases to be the Chief Executive Officer of our company. For 2015 through 2017, Mr. Madar’s personal holding company received $250,000 for services rendered outside of the United States by Mr. Madar in his capacity as Chief Executive Officer. For 2018, as the result of Mr. Madar spending more time outside of the United States, we have changed the allocation of cash compensation paid to Mr. Madar personally and to his holding company, but not the aggregate amount. The amount of salary paid to Mr. Madar for his services in the United States in 2018 has been reduced by $220,000 from $380,000 to $160,000, while payments to his holding company have been increased by the like amount of $220,000, from $250,000 to $470,000. Therefore, for 2018 total cash compensation for Mr. Madar to be paid to him and his personal holding company remains unchanged at $630,000. In addition, in December 2017 the amount of options granted for the benefit of Mr. Madar was increased from the 19,000 share grants that had been made in each of the past several years to 25,000 shares, and were granted to his personal holding company instead of Mr. Madar directly.

Procedures for Approval of Related Person Transactions

Transactions between related persons, such as between an executive officer or director and our company, or any company or person controlled by such officer or director, are required to be approved by our Audit Committee of our board of directors. Our Audit Committee Charter contains such explicit authority, as required by the applicable rules of The Nasdaq Stock Market.

AUDIT COMMITTEE REPORT

The Audit Committee has the sole authority and is directly responsible for, the appointment, compensation and oversight of the work of the independent accountants employed by our company which prepare or issue an audit report for our company. During 2017 and for the past several years, the members of such committee consisted of Messrs. Heilbronn, Jean Levy and Choël, until Mr. Levy retired in September 2017, when he was replaced by Ms. Gabai-Pinsky.

The Company does not have an “audit committee financial expert” within the definition of the applicable Securities and Exchange Commission rules. First, finding qualified nominees to serve as a director of a public company without substantial financial resources has been challenging. Second, despite the applicable Securities and Exchange Commission rule which states that being named as the audit committee financial expert does not impose any greater duty, obligation or liability, the Company has been met with resistance from both present and former directors to being named as such primarily due to potential additional personal liability.

However, as the result of the background, education and experience of the members of the Audit Committee, our board of directors believes that such committee members are fully qualified to fulfill their obligations as members of the Audit Committee.

Management is responsible for our company’s internal controls and our financial reporting process. The independent registered public accounting firm we employ, Mazars USA LLP (formerly WeiserMazars LLP), is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon, as well as, issuing its report on its audit of our management’s assessment of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. In addition, Mazars USA LLP discussed with the Audit Committee the results of its audit on management’s assessment of internal controls over financial reporting. The Audit Committee also discussed with Mazars USA LLP matters required to be discussed by Statement on Auditing Standards No. 16 (Communications with Audit Committees).

Mazars USA LLP also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Mazars USA LLP that firm’s independence.

Based upon the Audit Committee’s discussions with management and Mazars USA LLP and the Audit Committee’s review of the representations of management and the report of Mazars USA LLP to the Audit Committee, the Audit Committee recommended that our board of directors include the audited consolidated financial statements and management’s report on internal control over financial reporting, together with the attestation report of Mazars USA LLP in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

Francois Heilbronn, Chairman,

Patrick Choël

Veronique Gabai-Pinsky

Independent Accountants

General

We are not submitting the selection of auditors to a vote of our shareholders’ as shareholder approval is not required under Delaware law. A representative of Mazars USA LLP is not expected to be present at the annual meeting.

Fees

The following sets forth the fees billed to us by Mazars USA LLP (formerly WeiserMazars LLP), as well as discusses the services provided for the past two fiscal years, fiscal years ended December 31, 2017 and December 31, 2016.

Audit Fees

Fees billed by Mazars USA LLP and its affiliate, Mazars S.A. for audit services and review of the financial statements contained in our Quarterly Reports on Form 10-Q were $1.0 million for both 2017 and 2016.

Audit-Related Fees

Mazars USA LLP did not bill us for any audit-related services during 2017 or 2016.

Tax Fees

Mazars USA LLP billed us $28,000 and $16,400 for tax services during 2017 and 2016, respectively.

All Other Fees

Mazars USA LLP did not bill us for any other services during 2017 or 2016.

Audit Committee Pre Approval Policies and Procedures

The Audit Committee has the sole authority for the appointment, compensation and oversight of the work of our independent accountants, who prepare or issue an audit report for us.

During the first quarter of 2017, the audit committee authorized the following non-audit services to be performed by Mazars USA LLP.

●	We authorized the engagement of Mazars USA LLP if deemed necessary to provide tax consultation in the ordinary course of business for fiscal year ended December 31, 2017.

●	We authorized the engagement of Mazars USA LLP if deemed necessary to provide tax consultation as may be required on a project by project basis that would not be considered in the ordinary course of business, of up to a $5,000 fee limit per project, subject to an aggregate fee limit of $25,000 for fiscal year ended December 31, 2017. If we require further tax services from Mazars USA LLP, then the approval of the audit committee must be obtained.

●	If we require other services by Mazars USA LLP on an expedited basis such that obtaining pre-approval of the audit committee is not practicable, then the Chairman of the Committee has authority to grant the required pre-approvals for all such services.

●	We imposed a cap of $100,000 on the fees that Mazars USA LLP can charge for services on an expedited basis that are approved by the Chairman without obtaining full audit committee approval.

●	None of the non-audit services of either of the Company’s auditors had the pre-approval requirement waived in accordance with Rule 2-01(c)(7)(i)(C) of Regulation S-X.

In the first quarter of 2018, the audit committee authorized the same non-audit services to be performed by Mazars USA LLP during 2017 as disclosed above.

PROPOSAL NO. 2:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance to the proxy rules under the Securities Exchange Act of 1934 (“Exchange Act”) and as required by the Dodd-Frank Act, we are required to provide our shareholders with an advisory resolution to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation as described in this proxy statement. The Compensation Committee has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders. We are asking our shareholders to indicate their support for the compensation paid to our named executive officers by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to Inter Parfums, Inc.’s named executive officers, as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and related narrative disclosure included in this proxy statement, is hereby APPROVED.”

As provided by the Dodd-Frank Act, this vote will not be binding on the Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board of Directors or the Compensation Committee nor imply any additional fiduciary duty on the Board of Directors. Further, it will not affect any compensation paid or awarded to any executive officer. Our Board of Directors and Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives crucial to our long-term success and enhancement of shareholder value.

Our Board of Directors recommends that shareholders vote “for” the approval of the vote for the advisory resolution to approve executive compensation as described in the compensation discussion and analysis and the accompanying compensation tables and narrative disclosure in this proxy statement.

SHAREHOLDERS’ PROPOSALS

Proposals of shareholders intended to be presented at the 2019 annual meeting of shareholders must be received in writing by the Secretary of our company at our principal offices in New York City, by April 5, 2019, in order to be considered for inclusion in our proxy statement relating to that meeting.

If a shareholder intends to make a proposal at the 2019 Annual Meeting, such shareholder must have given timely notice thereof in proper written form to the Secretary of our company, in compliance with Section 8 of Article II of our By-Laws. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at our principal executive office in New York, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders i.e., between July 14, 2019, and June 14, 2019; however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of such shareholder, (c) the class or series and number of shares of our capital stock which are owned-beneficially or of record by such shareholder, (d) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (e) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

By Order of our Board of Directors

Michelle Habert, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

INTER PARFUMS, INC.

September 14, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21003000000000000000 3 091418

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTORS

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. To vote for the advisory resolution to approve executive compensation.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, date, sign and return this Proxy promptly in the enclosed envelope.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

INTER PARFUMS, INC.

September 14, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

21003000000000000000 3 091418

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTORS

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. To vote for the advisory resolution to approve executive compensation.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, date, sign and return this Proxy promptly in the enclosed envelope.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

INTER PARFUMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jean Madar and Russell Greenberg as proxies (the "Proxies"), each with power of substitution and resubstitution, to vote all shares of Common Stock, $.001 par value per share, of Inter Parfums, Inc. (the "Company") held of record by the undersigned on July 18, 2018 at the Annual Meeting of stockholders to be held at Inter Parfums, Inc., 551 Fifth Avenue, New York, New York 10176, on September 14, 2018 at 10:00 A.M. New York City time, and at any adjournments thereof, as directed on the reverse side, and in their discretion on all other matters coming before the meeting and any adjournments thereof.

(Continued and to be signed on the reverse side)

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